UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 25, 2020

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania		17703-0967
(Address of principal executive offices)		(Zip Code)

(570) 322-1111 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.55 par value	PWOD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2020, Jersey Shore State Bank (the “Bank”), the wholly owned subsidiary of Penns Woods Bancorp, Inc. (the “Company”), entered into supplemental executive retirement plan agreements (the “SERP Agreements”) with the following named executive officers: Brian Knepp, President and Chief Financial Officer of the Company and Chief Financial Officer of the Bank, and Aron Carter, Senior Vice President and Chief Risk Officer of the Company and the Bank (each, an “Executive” and, collectively, the “Executives”).

Under the SERP Agreements, the Bank will make monthly contributions ($4,469 for Mr. Knepp and $2,603 for Mr. Carter) to a deferral account established for each Executive until the earlier of such Executive’s separation of service from the Bank, disability, death, or until he reaches age 67. At the discretion of the Board of Directors of the Bank, the Bank may contribute a greater amount if the Executive’s performance or the interests of the Bank are best served by making a greater contribution. During the period of the Executive’s employment, the deferral account will earn interest at a rate equal to 3% per annum, compounded monthly.

Each SERP Agreement provides that, if the Executive separates from service other than for cause or on account of death or disability (including a separation prior to or after age 67 or before or after a change in control (as defined in the SERP Agreement)), the Executive will be paid his deferral account balance, calculated as of the date of separation from service, in 180 consecutive monthly installments. In the event the Executive terminates his employment due to a disability (as defined in the SERP Agreements) prior to age 67, the deferral account balance, calculated as of the date of determination of disability, will be paid in 180 consecutive monthly payments commencing the month following the date of determination of disability.

In the event of the Executive’s death prior to separation from service, disability or a change in control, the Executive’s designated beneficiary would be entitled to payment of an annual benefit in the amount of $126,000 in the case of Mr. Knepp and $66,000 in the case of Mr. Carter for a period of fifteen years, provided that, if the Executive’s deferral account balance exceeds specified amounts at the date of death, the annual benefit for such Executive’s beneficiary will instead be the amount necessary to fully amortize the deferral account balance over the fifteen year payment period with interest credited on the unpaid balance at the rate of 3% per annum. If the Executive dies subsequent to commencement of payments under the SERP Agreement, amounts that would have been paid to the Executive will be paid to the Executive’s designated beneficiary.

No benefit will be paid if the Executive’s termination of employment is for “cause” as defined in the SERP Agreements or if the Executive, in certain circumstances, violates applicable non-competition, non-solicitation, or confidentiality provisions set forth in the SERP Agreements.

The SERP Agreements provide that if any payment under such SERP Agreement would be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of the payments to the Executive will be reduced to the extent necessary to avoid treating such benefit payment as an “excess parachute payment.” In such case, the Executive will be entitled to only the reduced benefit and will forfeit any amount exceeding the reduced benefit. Benefits under the SERP Agreements may be delayed to comply with Section 409A of the Code, and the Bank and the Executive may amend the SERP Agreement to delay the timing or change form of payment as permitted under Section 409A of the Code.

The foregoing summary of the SERP Agreements is qualified in its entirety by reference to the full text of Mr. Knepp’s and Mr. Carter’s SERP Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Supplemental Executive Retirement Plan dated as of September 25, 2020, effective September 1, 2020, between Jersey Shore State Bank and Brian Knepp

10.2	Supplemental Executive Retirement Plan dated as of September 25, 2020, effective September 1, 2020, between Jersey Shore State Bank and Aron Carter

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: October 1, 2020

	By:	/s/ Brian L. Knepp
Brian L. Knepp
President and Chief Financial Officer

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